ROYCE VALUE TRUST, INC.

                            ARTICLES OF AMENDMENT


          Royce Value Trust, Inc., a Maryland corporation (the
"Corporation"), hereby certifies to the Maryland State Department of Assessments and Taxation that the Articles Supplementary to the Corporation's Articles of Incorporation relating to the Corporation's 7.80% Cumulative Preferred Stock (the "Cumulative Preferred Stock") (the "Articles
Supplementary") are hereby amended in the manner set forth below.

          FIRST:    Article I of the Articles Supplementary is hereby amended
by deleting the definition of "Moody's Eligible Assets" and inserting the following in lieu thereof:


    "Moody's Eligible Assets"* means:


             (i) cash (including, for this purpose, receivables for investments sold to a counterparty whose senior debt securities are rated at least Baa3 by Moody's or a counterparty approved by Moody's and payable within five Business Days following such Valuation Date and dividends and interest receivable within 70 days on investments);

            (ii)  Short-Term Money Market Instruments;

           (iii) commercial paper that is not includible as a Short-Term Money Market Instrument having on the Valuation Date a rating from Moody's of at least P-1 and maturing within 270 days;

            (iv) preferred stocks (A) which either (1) are issued by issuers whose senior debt securities are rated at least Baa1 by Moody's or
          (2) are rated at least "baa3" by Moody's (or in the event an issuer's senior debt securities or preferred stock is not rated by Moody's, which either (1) are issued by an issuer whose senior debt securities are rated at least A by S&P or (2) are rated at least A by S&P and for this purpose have been assigned a Moody's equivalent rating of at least "baa3"), (B) of issuers which have (or, in the case of issuers which are special purpose corporations, whose parent companies have) common stock listed on the New York Stock Exchange or the American Stock Exchange, (C) which have a minimum issue size (when taken together with other of the issuer's issues of similar tenor) of $50,000,000, (D) which have paid cash dividends consistently during the preceding three-year period (or, in the case of new issues without a dividend history, are rated at least "a1" by Moody's or, if not rated by Moody's, are rated at least AA by S&P), (E) which pay cumulative cash dividends in U.S. dollars, (F) which are not convertible into any other class of stock and do not have warrants attached, (G) which are not issued by issuers in the transportation industry and (H) in the case of auction rate preferred stocks, which are rated at least "aa" by Moody's,

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	  or if not rated by Moody's, AAA by S&P or are otherwise
          approved in writing by Moody's and have never had a failed auction; provided, however, that for this purpose the aggregate Market Value of the Company's holdings of any issue of preferred stock shall not be less than $500,000 nor more than $5,000,000; notwithstanding the foregoing, preferred stock which is currently convertible into common stock which is a Moody's Eligible Asset pursuant to clause
          (v) below is a Moody's Eligible Asset to the extent of the aggregate Market Value of the number of shares of common stock into which the preferred stock is convertible;

             (v) common stocks (A) (i) which are traded in the United States on a national securities exchange or in the over-the-counter market, (ii) which, if cash dividend paying, pay cash dividends in U.S. dollars, and (iii) which may be sold without restriction by the Corporation; provided, however, that (1) common stock which, while a Moody's Eligible Asset owned by the Corporation, ceases paying any regular cash dividend will no longer be considered a Moody's Eligible Asset until 71 days after the date of the announcement of such cessation, unless the issuer of the common stock has senior debt securities rated at least A3 by Moody's, (2) the aggregate Market Value of the Corporation's holdings of the common stock of any issuer shall not exceed 4% in the case of utility common stock and 6% in the case of non-utility common stock of the number of outstanding shares times the Market Value of such common stocks, and (B) which are securities denominated in any currency other than the U.S. dollar or securities of issuers formed under the laws of jurisdictions other than the United States, its states, commonwealths, territories and possessions, including the District of Columbia, for which there are dollar-denominated American Depository Receipts ("ADRs") which are traded in the United States on a national securities exchange or in the over-the-counter market and are issued by banks formed under the laws of the United States, its states, commonwealths, territories and possessions, including the District of Columbia; provided, however, that the aggregate Market Value of the Corporation's holdings of securities denominated in currencies other than the U.S. dollar and ADRs in excess of (i) 6% of the aggregate market value of the outstanding shares of common stock and ADRs of the issuer thereof or (ii) 10% of the Market Value of Moody's Eligible Assets with respect to issuers formed under the laws of any single such non-U.S. jurisdiction , other than Australia, Belgium, Canada, Denmark, Finland, France, Germany, Ireland, Italy, Japan, the Netherlands, New Zealand, Norway, Spain, Sweden, Switzerland and the United Kingdom, shall not be a Moody's Eligible Asset;

            (vi)  U.S. Government Obligations;

           (vii) corporate bonds (A) which may be sold without restriction by the Corporation and are rated at least B3 (Caa subordinate) by Moody's (or, in the event the bond is not rated by Moody's, the bond is rated at least BB- by S&P and which for this purpose is assigned a Moody's equivalent rating of one full rating category lower), with such rating confirmed on

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	  each Valuation Date, (B)
          which have a minimum issue size of at least (x) $100,000,000 if rated at least Baa3 or (y) $50,000,000 if rated B or Ba3, (C) which are U.S. dollar denominated and pay interest in cash in U.S. dollars, (D) which are not convertible or exchangeable into equity of the issuing corporation and have a maturity of not more than 30 years, (E) for which, if rated below Baa3, the aggregate Market Value of the Corporation's holdings do not exceed 10% of the aggregate Market Value of any individual issue of corporate bonds calculated at the time of original issuance, (F) the cash flow from which must be controlled by an indenture trustee and (G) which are not issued in connection with a reorganization under any bankruptcy law;

          (viii) convertible corporate bonds (A) which are issued by issuers whose senior debt securities are rated at least B2 by Moody's (or, in the event an issuer's senior debt securities are not rated by Moody's, which are issued by issuers whose senior debt securities are rated at least BB by S&P and which for this purpose is assigned a Moody's equivalent rating of one full rating category lower), (B) which are convertible into common stocks which are traded on the New York Stock Exchange or the American Stock Exchange or are quoted on the NASDAQ National Market System and (C) which, if cash dividend paying, pay cash dividends in U.S. dollars; provided, however, that once convertible corporate bonds have been converted into common stock, the common stock issued upon conversion must satisfy the criteria set forth in clause (v) above and other relevant criteria set forth in this definition in order to be a Moody's Eligible Asset;

provided, however, that the Corporation's investment in preferred stock, common stock, corporate bonds and convertible corporate bonds described above must be within the following diversification requirements (utilizing Moody's Industry and Sub-industry Categories) in order to be included in Moody's Eligible Assets:


Issuer:
                            Non-Utility Maximum    Utility Maximum
Moody's Rating (1)(2)       Single Issuer(3)(4)   Single Issuer (3)(4)
"aaa", Aaa                         100%              100%
"aa", Aa                            20%               20%
"a", A                              10%               10%
CS/CB, "baa", Baa(5)                 6%                4%
Ba                                   4%                4%
B1/B2                                3%                3%
B3 (Caa subordinate)                 2%                2%

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Industry and State:

  Moody's     Non-Utility        Utility          Utility
 Rating(1)      Maximum      Maximum Single       Maximum
                Single            Sub-             Single
              Industry(3)    Industry(3)(6)       State(3)
"aaa", Aaa            100%            100%            100%
"aa", Aa               60%             60%             20%
"a", A                 40%             50%             10%(7)
CS/CB, "baa",          20%             50%              7%(7)
Baa(5)
Ba                     12%             12%             N/A
B1/B2                   8%              8%             N/A
B3 (Caa                 5%              5%             N/A
subordinate)


(1) The equivalent Moody's rating must be lowered one full rating category for preferred stocks, corporate bonds and convertible corporate bonds rated by S&P but not by Moody's.

(2) Corporate bonds from issues ranging $50,000,000 to $100,000,000 are limited to 20% of Moody's Eligible Assets.

(3) The referenced percentages represent maximum cumulative totals only for the related Moody's rating category and each lower Moody's rating category.

(4) Issuers subject to common ownership of 25% or more are considered as one name.

(5) CS/CB refers to common stock and convertible corporate bonds, which are diversified independently from the rating level.

(6) In the case of utility common stock, utility preferred stock, utility bonds and utility convertible bonds, the definition of industry refers to sub-industries (electric, water, hydropower, gas, diversified). Investments in other sub-industries are eligible only to the extent that the combined sum represents a percentage position of the Moody's Eligible Assets less than or equal to the percentage limits in the diversification tables above.

(7) Such percentage shall be 15% in the case of utilities regulated by California, New York and Texas.

; and provided, further, that the Corporation's investments in auction rate preferred stocks described in clause (iv) above shall be included in Moody's Eligible Assets only to the extent that the aggregate Market Value of such stocks does not exceed 10% of the aggregate Market Value of all of the Corporation's investments meeting the criteria set forth in clauses (i) through (viii) above less the aggregate Market Value of those investments excluded from Moody's Eligible Assets pursuant to the immediately preceding proviso; and (ix) no assets which are subject to any lien or irrevocably deposited by the Corporation for the payment of amounts needed to meet the obligations described in clauses (i)(A) through (i)(E) of the definition of "Basic Maintenance Amount" may be includible in Moody's Eligible Assets.

          SECOND:   A majority of the Board of Directors of the Corporation
has approved the foregoing amendment to the charter.

          THIRD:    No stock entitled to vote on the foregoing amendment to
the charter was outstanding or subscribed for at the time of the approval of such amendment by the Board of Directors of the Corporation.

          FOURTH:   These Articles shall be effective on the date the State
Department of Assessments and Taxation of Maryland accepts the Articles for record.

          SIXTH:    A majority of the Board of Directors of the Corporation
has approved the foregoing amendment to the charter.

          SEVENTH: No stock entitled to vote on the foregoing amendment to the charter was outstanding or subscribed for at the time of the approval of such amendment by the Board of Directors of the Corporation.

          EIGHT:    These Articles shall be effective on the date the State
Department of Assessments and Taxation of Maryland accepts the Articles for record.

          IN WITNESS WHEREOF, Royce Value Trust, Inc. has caused these presents to be signed in its name and on its behalf by its President (or a Vice President) and its corporate seal to be hereunto affixed and attested by its Secretary (or its Assistant Secretary) as of this 6th day of October, 1998.

          The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that, to the best of his knowledge, information and belief, the matters and facts set forth herein with respect to authorization and approval hereof are true in all material respects and that this statement is made under the penalties of perjury.

[Affix corporate seal]        ROYCE VALUE TRUST, INC.


                              /s/ Dan O'Byrne

                              Name: Daniel A. O'Byrne
                              Title:    Vice President


Witness:


/s/ John E. Denneen

Name: John E. Denneen
Title:    Secretary